EXHIBIT 21.1

Subsidiaries of iPayment Holdings, Inc.	Jurisdiction of Incorporation

iPayment, Inc.	Delaware

Subsidiaries of iPayment, Inc.

1st National Processing, Inc.	Nevada

Cambridge Acquisition Sub, LLC	Delaware

CardPayment Solutions, L.L.C.	Delaware

CardSync Processing, Inc.	California

E-Commerce Exchange, Inc.	Delaware

iFunds Cash Solutions, LLC	Nevada

iAdvantage, LLC	Delaware

iPayment Acquisition Sub LLC	Delaware

iPayment of California, LLC	Tennessee

iPayment of Maine, Inc.	Delaware

IPMT Transport, LLC	Delaware

iScan Solutions, LLC	Delaware

MSC Acquisition Sub, LLC	Delaware

NPMG Acquisition Sub, LLC	Delaware

Online Data Corp.	Delaware

PCS Acquisition Sub, LLC	Delaware

Quad City Acquisition Sub, Inc.	Delaware

TS Acquisition Sub, LLC	Delaware

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